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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of May 15, 1997, by and between Robocom Systems Inc., a New York corporation (the "Company"), and Irwin Balaban (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Employee as President and Chief Executive Officer and wishes to acquire and be assured of Employee's continued services on the terms and conditions hereinafter set forth;

         WHEREAS, the Employee desires to be employed by the Company as President and Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth; and

         NOW THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Employee hereby agree as follows:

         1. Employment. The Company hereby employs the Employee to serve as a full time employee of the Company, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof. The Employee's principal place of employment shall be at the Company's offices in Massapequa, New York, or at such other location as shall be mutually acceptable to the Employee and the Company.

         2. Term. Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the date hereof and ending on May 15, 2000 (such period or, if the Employee's employment hereunder is earlier terminated, such shorter period, being hereinafter called the "Employment Term").

         3. Duties and Authority.

            (a) Duties. The Employee shall be employed as President and Chief Executive Officer of the Company, shall faithfully and competently perform such duties at such times and places and in such manner as the Board of Directors of the Company may from time to time reasonably direct or such other duties appropriate to a senior executive managerial position as the Board of Directors shall from time to time determine. Except as otherwise may be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote Employee's full time throughout the
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Employment Term to the services required of Employee hereunder. Except as otherwise provided in Section 3(d) below, the Employee shall render Employee's services exclusively to the Company during the Employment Term and shall use Employee's best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of Employee's position.

            (b) Authority. The Employee shall have all the usual and necessary authority, duties and responsibilities of a President and Chief Executive Officer, in the operation of the Company's business, including but not limited to responsibility for administrative, operations, marketing, production and business development matters. The Company shall not reduce or remove any perquisites, emoluments of office and title or benefits enjoyed by the Employee on the date hereof.

            (c) Board Membership. The Company will use its best efforts to cause the Board of Directors to nominate the Employee for re-election as a management nominee of the Board of Directors of the Company, and to cause the Employee to be elected Chairman of the Board of Directors and a member of any executive or management committee of the Board, as long as Employee is employed by the Company. While the Employee's ability to hold the office of Chairman of the Board is necessarily subject to Employee's election to the Board of Directors of the Company and the provisions of the By-laws of the Company, if, by action of the Board of Directors or the shareholders, the Employee should no longer hold the office of Chairman of the Board (except for any termination pursuant to Section 7(a)(iv) below), the Employee will be entitled to treat such change as a termination for "good reason" under the 7(a) below.

            (d) Outside Activities. The Company agrees that the Employee has various investments and business interests which he may pursue if such pursuits do not materially interfere with his duties hereunder. Further, provided such activities are not in conflict or in competition with the Company's interests, and the Company's trade secrets are not jeopardized in any manner, and the time and energy the Employee devotes to such activities do not significantly impair his ability to act satisfactorily as Employer's President and Chief Executive Officer, the Employee shall be permitted to act in such other capacities outside his employment with the Company as may be agreed from time to time between the Board of Directors and the Employee. It is expressly agreed that the Employee may retain his ownership interest in, and may continue to pursue, consistent with past practices, his management responsibilities with respect to, Robocom Properties, Inc.

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         4. Salary and Stock Options.

            (a) Salary. In consideration for the services of the Employee rendered to the Company hereunder, the Company shall pay the Employee a base salary at an annual rate of $230,000 during the Employment Term, payable in regular intervals in accordance with the Company's payroll practices. The Employee's base salary shall be increased by 10% (or such greater amount as the Board of Directors or a compensation committee of the Board shall determine) on each November 30 during the Employment Term, commencing on November 30, 1998.

            (b) Stock Options. Upon the execution by the Company of an underwriting agreement in connection with a firm commitment underwritten public offering of the common stock, par value $0.01 per share, of the Company (the "Common Stock"), on or prior to September 30, 1997, the Company shall grant to the Employee, pursuant to and subject to the terms of the Company's 1997 Stock Option and Long-Term Incentive Compensation Plan, incentive stock options to purchase 50,000 of shares Common Stock at an exercise price equal to 110% of the price per share at which the Common Stock is sold to the public in such public offering. Such options shall vest on the first anniversary of the date of grant and shall expire on the fifth anniversary of the date of grant.

            (c) Withholding, Etc. The payment of any amounts hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under the Company's employee benefit plans.

         5. Benefits.

            (a) During the Employment Term, the Employee shall be:

                (i) eligible to participate in all employee fringe benefits and any pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

                (ii) eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

                (iii) entitled to annual paid vacation in accordance with the Company policy that may be applicable on and after the date hereof to key executive employees;

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                (iv) entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable on and after the date hereof to key executive employees; and

                (v) entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of Employee's duties hereunder in accordance with the Company's policies applicable (on and after the date hereof) thereto.

            (b) The Company acknowledges and agrees that, to fulfill his duties hereunder, the Employee will need, and the Company will provide the Employee with, the use of a late model, full size automobile of Employee's choice for business use at the headquarters of the Company in Massapequa, New York, at no expense to Employee, and to pay all costs attributable to that automobile, including leasing fees and the costs of repair, servicing, insurance, fuel and oil.

         6. Inventions and Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

            (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business.

            (b) The Employee's employment hereunder creates a relationship of confidence and trust between the Employee and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Employee by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Employee during the period of Employee's employment by the Company.

            (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of Employee's employment or arising out of Employee's employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

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            (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Employee (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee's employment by the Company which may pertain to the business, products, or processes of the Company or any of its Affiliates (collectively hereinafter referred to as "Inventions"), will be promptly and fully disclosed by the Employee to an appropriate executive officer of the Company (other than the Employee) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by Employee as aforesaid. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any person, corporation or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For the purposes of this definition, "control" when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            (e) The Employee will keep confidential and will hold for the Company's sole benefit any Invention which is to be the exclusive property of the Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

            (f) The Employee also agrees that the Employee will not without the prior approval of the Board of Directors of the Company (i) use for Employee's benefit or disclose at any time during Employee's employment by the Company, or thereafter, except to the extent required by the performance by Employee of Employee's duties as an employee of the Company, any information obtained or developed by Employee while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by Employee not permitted hereunder, or (ii) take with Employee upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.

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            (g) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

            (h) The Employee agrees that upon termination of Employee's employment by the Company for any reason, the Employee shall forthwith return to the Company all documents and other property in Employee's possession belonging to the Company or any of its Affiliates.

            (i) Without limiting the generality of Section 9 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

         7. Termination. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                (i) death of the Employee;

                (ii) termination of the Employee's employment hereunder by the Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than for "good reason" as contemplated by clause (v)(B) below;

                (iii) termination of the Employee's employment hereunder by the Company because of the Employee's inability to perform Employee's duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve
(12) consecutive months;

                (iv) termination of the Employee's employment hereunder by the Company at any time for "cause" (as hereinafter defined), such termination to take effect immediately upon written notice from the Company to the Employee; and

                (v) termination of the Employee's employment hereunder (A) by the Company at any time, other than termination by reason of disability or incapacity as contemplated by clause (iii) above or termination by the Company for "cause" as contemplated by clause (iv) above and (B) by the Employee for "good reason" (as hereinafter defined).

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            The following actions, failures or events shall constitute "cause"
for termination within the meaning of clause (iv) above: (1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude which are materially detrimental to the Company and/or its Affiliates, (3) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors of the Company or (4) negligence by the Employee in the performance of, or willful disregard by the Employee of, Employee's obligations hereunder.

            The following actions, failures or events shall constitute "good reason" within the meaning of clause (v)(B) above: (1) a material breach by the Company of its obligations under this Agreement, (2) a material diminution of the Employee's responsibilities or authority hereunder or (3) the failure of the shareholders of the Company to elect the Employee as a director of the Company, or the failure of the Board of Directors to elect and continue the Employee as the Chairman of the Board, or the removal of the Employee from the Board of Directors.

            (b) In the event that the Company has terminated the Employee's employment without cause, then (i) this Agreement shall nonetheless be deemed terminated, except that the Company shall pay the Employee his base salary under
Section 4(a) and his reimbursement of automobile expenses pursuant to Section 5(b) through the term of this Agreement, (ii) the Employee shall be entitled to the continuation of medical and health benefits through the term of this Agreement comparable to those benefits furnished by the Company to the Employee on the date of termination and (iii) the Employee shall not be required to mitigate his damages by finding alternative employment or otherwise. The Company and the Employee agree that the payments made pursuant to this paragraph (b) shall be paid to the Employee as consideration for the non-competition provisions set forth in Section 8(a)(x) hereof and that if the Employee is no longer employed by the Company and the non-competition provisions set forth in
Section 8(a)(x) extend beyond the term of this Agreement, the payments made pursuant to this paragraph (b) shall be paid to the Employee through the date of termination of his agreement not to compete.

            (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in paragraph (b) above, the Company (and its Affiliates) shall not be obligated to make any payments to the Employee or on Employee's behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of Employee's salary and

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bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Employee from the Company's benefits plans or reimbursement policies, if any.

            (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

         8. Non-Competition. (a) The term "Non-Compete Term" shall mean the period during which Employee is employed hereunder and (x) in the event Employee's employment is terminated by the Company for any reason other than "cause" or by Employee for "good reason," the one-year period following such termination, (y) in the event Employee's employment is terminated by the Company for "cause" or by Employee for any reason other than "good reason," the two-year period following such termination. During the Non-Compete Term:

                (i) the Employee will not make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential customers or clients, or solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate's interests or in violation of any provision of this Agreement;

                (ii) the Employee will not discuss with any existing or potential customers or clients of the Company or any of its Affiliates the present or future availability of services or products of a business, if the Employee has or expects to acquire a proprietary interest in such business or is or expects to be an employee, officer or director of such business, where such services or products are competitive with services or products which the Company or any of its Affiliates provides;

                (iii) the Employee will not directly or indirectly (as a director, stockholder, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Employee's employment by the Company, carried on by the

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Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area; and

                (iv) the Employee will not directly or indirectly solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company or any of its Affiliates; and

provided, however, that the provisions of this Section 8(a) shall not be deemed to prohibit the Employee's ownership of not more than five percent (5%) of the total shares of all classes of stock outstanding of any publicly held company.

            (b) (i) For purposes of this Section 8, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company or any of its Affiliates, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company or any of its Affiliates, only if such person or entity in any way conducts, operates, carries out or engages in the design, development, marketing, installation or support of warehouse management systems or other computer integrated or turnkey warehouse management systems in the United States or such other business or businesses as the Company may in the future conduct in such geographical area or areas as such business or businesses are conducted by the Company.

                (ii) The Employee further agrees that the limitations set forth in this Section 8 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Employee in this Section 8 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                (iii) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

         9. Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, Employee's beneficiaries, or legal representatives without the Company's prior written consent; provided,

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however, that nothing in this Section 9 shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon Employee's death or incapacity.

         10. Binding Effect. Without limiting or diminishing the effect of
Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

         11. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Employee, at Employee's home address set forth on the signature page hereto, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

         12. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 8 hereof is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than
Section 6 or 8 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

         13. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         14. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

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         15. Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without regard to the conflicts of law principles thereof.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.














                           [Signature Page to Follow]







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         IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


                                     ROBOCOM SYSTEMS INC.


                                     By: /s/ Lawrence B. Klein
                                        ------------------------------------
                                        Name: Lawrence B. Klein
                                        Title: Executive Vice President



                                    EMPLOYEE:

                                        /s/ Irwin Balaban
                                    -----------------------------------------
                                                    IRWIN BALABAN


                                    Address: 511 Ocean Avenue
                                            ---------------------------------
                                             Massapequa, NY 11758
                                            ---------------------------------




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